UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 9, 2007

SPATIALIGHT, INC. (Exact Name of Registrant as Specified in Its Charter)

New York (State or Other Jurisdiction of Incorporation)

000-19828 (Commission File Number)	16-1363082 (IRS Employer Identification No.)

Five Hamilton Landing Suite 100 Novato, California (Address of Principal Executive Offices)	94949 (Zip Code)

(415) 883-1693 (Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On April 2, 2007, the Company became aware that Portside Growth and Opportunity Fund filed a complaint in the Supreme Court of the State of New York claiming that the Company was in breach of its obligations under the Senior Secured Convertible Promissory Notes issued November 2004 (the “November 2004 Notes”) and that certain officers and directors had breached their fiduciary duties in connection with loans made by them to the Company and made by certain Korean banks to the Company’s Korean subsidiary. The claims of breach of the November 2004 Notes were previously reported on Form 8-K’s filed December 19, 2005, February 14, 2006 and December 29, 2006. The Company intends to vigorously defend this matter.

Description of the Senior Secured Convertible Notes

On November 30, 2004, we completed a non-brokered private placement of $10 million of senior secured convertible notes (the "2004 notes") to four institutional purchasers. The 2004 notes accrue interest at 10% per annum, payable quarterly, and the interest is payable in cash or common shares, at our option, if certain conditions are met. The value of the shares for the purposes of calculating interest payments is equal to the 10-day trailing average of the volume weighted average prices of our common shares at the end of each quarterly interest period. The 2004 notes are due November 30, 2007, and are convertible, at the option of the holders, into our common shares at the conversion price of $9.72 per share. A more complete description of the 2004 notes is contained in Note 3 of the notes to our consolidated financial statements appearing in our Annual Report on Form 10-K for the period ended December 31, 2006.

The foregoing description of the 2004 notes does not purport to be complete and is qualified in its entirety by reference to the full text of the notes and agreements relating to the notes, which were filed as exhibits to our Current Reports on Form 8-K filed with the SEC on December 6 and December 22, 2004, respectively, and are incorporated herein by reference.

Prior Allegations of Defaults

Previously, in a letter dated December 20, 2006 and received December 21, 2006, Portside Growth and Opportunity Fund notified us of alleged events of default under their 2004 note and demanded that we accelerate the repayment of the entire $4.5 million principal amount of their 2004 note, pay a redemption premium and pay additional liquidated damages in connection with certain registration rights agreements entered into in 2004 and 2005. The aggregate amount claimed by Portside in the December 20, 2006 letter is $5,697,343 and includes the amounts claimed under the earlier notices of default. These alleged default notices have been previously disclosed in Form 8-K and 8-K/A filings dated as of December 19, 2005, as of December 23, 2005 as of February 14, 2006. and as of December 29, 2006

Our Response

We contend that these allegations and claims are incorrect and without foundation. We have denied and continue to deny that any event of default has occurred under the 2004 notes or that any of the named events can be the basis for a valid notice of event of default or demand for redemption of the 2004 note. We believe that the debt transactions each of which is disclosed in the Forms 10-Q for the periods ending March 31, 2006, June 30, 2006 and September 30, 2006 and in our Form 10-K for the period ending December 31, 2006, do not constitute a breach or failure in any material respect to comply with Section 15 of the Portside 2004 note. Therefore, we contend that our entering into the previously disclosed debt transactions did not and does not constitute an event of default under Section 4(a)(xi) of the Portside 2004 note. With respect to the alleged event of default concerning the alleged registration maintenance failure, we contend that the filing of our first Post-Effective Amendment to the Registration Statement did not and does not constitute an event of default under Section 4(a)(i) of the Portside note.

We believe that Portside has made these claims and other allegations of events of default in an attempt to force us to amend the terms of their 2004 note to include a reduction in the conversion price or acceleration in repayment of principal on their 2004 note. We have rejected their offers in this regard and will continue to take appropriate actions that we believe are in the best interests of our Company and our shareholders. We intend to vigorously defend this matter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPATIALIGHT, INC. (Registrant)
Date: April 9, 2007	By: /s/ David F. Hakala (Signature) Name: David F. Hakala Title: Chief Executive Officer